Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 16, 2021 with respect to the consolidated financial statements of Arqit Quantum Inc. included in the Registration Statement on Form F-1 and the related prospectus of Arqit Quantum Inc. dated December 16, 2021.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

December 16, 2021